Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Precipio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Precipio, Inc. Amended and Restated 2017 Stock Option and Incentive Plan Common stock, $0.01 par value per share	457(c) and 457(h)	71,006 (2)	$6.1175 (3)	$434,379.21	$0.00014760	$64.12
Total Offering Amounts					$434,379.21		$64.12
Total Fee Offsets							$0
Net Fee Due							$64.12

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock.

(2)	Represents 71,006 shares of Common Stock that were automatically added to the Plan, effective January 1, 2024. Other shares of Common Stock available for issuance under the Plan were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission on March 30, 2023 (File No. 333-271002), February 1, 2018 (File No. 333-222819) and November 29, 2017 (File No. 333-221804).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Registrant’s Common Stock, as quoted on The Nasdaq Capital Market, on March 27, 2024.